EXHIBIT 12

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
       UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                       For the Nine Months
                                                                       Ended September 30
                                                                      -------------------
Dollars in millions                                                      1994      1993
- ------------------------------------------------------------------------------------------
Earnings before cumulative effect of accounting changes                  $165      $300
Provision for income taxes                                                157       255
                                                                         ----      ----
Earnings subtotal                                                         322       555

Fixed charges included in earnings:
Interest expense                                                          209       229
Interest portion of rentals                                                41        46
                                                                         ----      ----
Subtotal                                                                  250       275

Earnings available before fixed charges                                  $572      $830
                                                                        =====     =====

Fixed charges:
Fixed charges included in earnings                                       $250      $275
Capitalized interest                                                       26        25
                                                                        -----     -----
Total fixed charges                                                      $276      $300
                                                                        =====     =====

Ratio of earnings to fixed charges                                        2.1       2.8

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